Exhibit 5.1

February 9, 2011

Essex Rental Corp.
1110 Lake Cook Road, Suite 220
Buffalo Grove, Illinois 60089

Re:	Essex Rental Corp.
Registration on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Essex Rental Corp., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 (File No. 333-171387), as amended by Amendments Nos. 1 and 2 thereto (the “Registration Statement”), with the Securities and Exchange Commission (the "Commission") covering the registration for resale by the selling stockholders named therein (the “Selling Stockholders”) of an aggregate of 10,695,363 shares of Common Stock, par value of $0.0001 per share (the “Common Stock”), consisting of 9,592,624 shares of Common Stock (the “Shares”), 469,828 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of Warrants held by certain of the Selling Stockholders (the “Warrants”) and 632,911 shares of Common Stock (the “Membership Shares”) issuable upon the exchange of outstanding membership interests in Essex Holdings LLC held by certain of the Selling Stockholders (the “Membership Interests”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

In connection with this opinion, we have relied as to matters of fact, without investigation, upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company and on the accuracy of the representations of the Selling Stockholders. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement; (ii) a specimen certificate representing the Common Stock; (iii) the Amended and Restated Certificate of Incorporation of the Company, as presently in effect; (iv) the By-Laws of the Company, as presently in effect; (v) the Amended and Restated Limited Liability Company Agreement of Essex Holdings LLC; (vi) the Warrant Agreement, dated March 5, 2007, by and between the Company and Continental Stock Transfer & Trust Company, relating to the Warrants; and (vii) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares, the Membership Shares and the Warrant Shares and related matters.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based upon and subject to the foregoing, it is our opinion that (i) the Shares are validly issued, fully paid and nonassessable; (ii) the Membership Shares have been duly authorized and, when issued upon exchange of the Membership Interests, will be validly issued, fully paid and nonassessable; and (iii) the Warrant Shares have been duly authorized and, when issued in accordance with the terms of the Warrant and the Warrant Agreement, will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting such laws and provisions. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

KATTEN MUCHIN ROSENMAN LLP

/s/ Katten Muchin Rosenman LLP